EXHIBIT 17

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 11/13/25 to 12/11/25, the date of the event which required filing of this Schedule 13D/A.  Unless otherwise indicated below, all trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
11/26/2025	Sell	25,056	10.93
11/28/2025	Sell	9,577**	0
12/3/2025	Sell	162	10.90
12/4/2025	Sell	14,729	10.87
12/5/2025	Sell	5,038	10.90
12/8/2025	Sell	22,317	10.89
12/9/2025	Sell	70,184	10.89
12/10/2025	Sell	41,710	10.90
12/11/2025	Sell	114,054	10.88

**Pro-rata distribution in-kind for no consideration.